Exhibit 1

and any unauthorized disclosure or release of such Confidential and Proprietary Information in any form would irreparably harm Company; and

E.           The parties recognize that: (i) Schneider may take part in attaining and developing, and/or otherwise will have access to Company’s Confidential and Proprietary Information in the course of Schneider’s relationship with Company; (ii) protecting Company’s Confidential and Proprietary Information from disclosure to others not only benefits Company, but benefits all of Company’s employees and consultants who remain employed or engaged by Company, as their livelihood is dependent upon the preservation of Company’s business; and (iii) any relationship(s) that develop between Schneider and a customer/client of Company is an asset of Company; and

E.           The parties further recognize that Company has legitimate business interests to protect, including: (i) valuable Confidential and Proprietary Information (any or all of which qualify as “trade secrets” under Florida law); (ii) substantial relationships with specific prospective and existing clients/customers; and (iii) client/customer goodwill associated with extraordinary or specialized training of its employees and with promotion of Company’s business practice throughout the industry.

In consideration of the premises and the mutual promises set forth in this Agreement, the parties to this Agreement hereby agree to the following:

1.           Definitions.

“Competing Business” shall mean any one or more of the following: (i) development, manufacturing, marketing, selling and promoting of gaskets and gasket related or derivative products now or hereafter sold or used by Green; (ii) any other business that Company or any of its affiliates, if any, engages in during the term of this Agreement; or (iii) any other business in which Company or its affiliates contemplates during the term of this Agreement.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Protected Territory” shall mean the location and or any other country/state in which Company or any of its affiliates provides any of its services, sells or distributes any of its products, as of the date Schneider is no longer an employee or consultant of Company.

2.           Term.  The term of this Agreement shall commence on the date first above written and continue uninterrupted for a period of two (2) years after the last to occur of (a) Schneider is no longer an employee of Green, (b) Schneider is no longer a commitment for the Company, or (c) Schneider is no longer a consultant or stockholder of  QSGI.

3.           Protections.  During the Term hereof, Schneider agrees that Schneider will not, singlely, jointly, or as a partner, member, employee, agent, officer, director, stockholder, consultant,

independent contractor, or joint venturer, or in any other capacity, directly, indirectly or beneficially:

(a)           own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or permit the use of his/her name by, or work for, or provide consulting, marketing or other assistance to, or be connected in any manner with, a Competing Business within the Protected Territory; or

(b)           solicit for employment, employ, retain or engage, compensate (as an employee, consultant or independent contractor) any person who, on the date hereof or at any time hereafter during the Term of this Agreement, is an employee of Company or any of its affiliates; or

(c)           induce or attempt to induce any Person who, on the date hereof or at any time hereafter during the Term of this Agreement, is an employee of Company or any of its affiliates to terminate his or her employment with Company or any of its affiliates or cancel any agreement with the Company; or

(d)
induce or attempt to induce any Person who is a customer of Company or any of its affiliates, or who otherwise is a contracting party with Company or any of its affiliates, as of the date hereof or at any time hereafter during the Term of this Agreement to terminate any written or oral agreement or understanding with Company or any of its affiliates; or

(e)	Use, misuse, convert, copy, appropriate, disseminate Company trade secrets, without agreement or consent of the Company.

Subject to the terms and conditions of Schneider’s letter agreement dated of even date herewith, nothing in this Section 3 or this Agreement is intended to prevent Schneider from (i) investing Schneider’s personnel assets in such manner as will not require violate this Agreement; or (ii) engaging in charitable and/or not-for-profit activities, including serving on the boards of directors of charitable and/or not-for-profit organizations.

4.           Enforcement.  Schneider expressly acknowledges that any breach or violation of any of the covenants contained in Paragraph 3 of this Agreement will cause immediate and irreparable injury to Company or any of its affiliated entities as the same may form time to time exist.  Furthermore, Schneider expressly acknowledges that in the event of a breach, intended breach or inevitable breach of any of the covenants described in Paragraph 3 of this Agreement by Schneider, Company, in addition to all other legal and equitable remedies, shall be entitled to injunctions, both preliminary and temporary, and restraining orders, enjoining and restraining such breach, intended breach or inevitable breach of any of the covenants described in Paragraph 3 in a court of competent jurisdiction without hearing and without need of bond.  Should such court hold any provisions of this Agreement invalid, Schneider agrees that it shall be construed and/or reformed by such court so as to be judged reasonable and enforceable unless to do so would be contrary to law or public policy.  If Schneider violates Paragraph 3 of this Agreement and Company brings legal action for injunctive or other relief, the non-competition covenant shall be deemed to have the duration specified herein, computed from the date the relief is granted.  If either party brings an action to enforce any provision(s) of this Agreement in a court of competent jurisdiction and secures any relief, the other party shall pay to the prevailing party all costs and expenses the prevailing party incurs in enforcing this Agreement, including the prevailing party’s court costs and reasonable attorney’s fees.

5.           Amendments; Waiver.  Any amendment to or modification of this Agreement, and any waiver of any provision hereof, shall be in writing and shall require the prior written approval of Company.  Any waiver by Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

6.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida notwithstanding any principles of conflicts of law, rules, regulations or statutes to the contrary.  Venue shall exclusively be with the Courts of Palm Beach County Florida.

7.           Successors and Assigns.  Schneider shall not assign or transfer its rights or obligations under this Agreement without Company's prior written consent.  Company may transfer its rights in and under this Agreement without Schneider's consent.  Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

8.           Captions; Gender and Number.  The captions of the sections of this Agreement are for convenience and reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.  The gender and number used in this Agreement are used as reference terms only and shall apply with the same effect whether the parties are of the masculine, neuter or feminine gender, corporate or other form, and the singular shall likewise include the plural.

9.           At-Will Engagement.  Schneider understands that this Agreement does not create any obligation on the part of Company or any other person or entity to continue Schneider’s relationship with the Company.

10.         Inter-related Agreements.  This Agreement is made, executed and delivered contemporaneously with a series of agreements.  It is understood and agreed by the parties hereto that such agreements are part and parcel of a series of simultaneous transactions and, accordingly, this agreement and the other agreements are intended to be consistent with and not in conflict with or in substitution of each other.  This Agreement shall be read and construed and enforced as integrated to effectuate the purposes intended, concurrent with the requirements of each of the simultaneously executed agreements.